News from
Arch Coal, Inc.

FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Government,
Investor and Public Affairs
314/994-2717

FOR IMMEDIATE RELEASE

Arch Coal Announces Plans to Acquire
Rio Tinto’s Jacobs Ranch Operation

ST. LOUIS (March 9, 2009) – Arch Coal, Inc. (NYSE:ACI) announced today that it has agreed to purchase Rio Tinto’s Jacobs Ranch mine in the Powder River Basin of Wyoming for $761 million. In 2008, Jacobs Ranch produced 42.1 million tons of high-quality sub-bituminous coal for sale to power generators located throughout the United States.

The transaction includes 381 million tons of low-cost coal reserves (as of Dec. 31, 2008) that are contiguous to Arch’s Black Thunder mine, as well as a high-speed rail loadout; a recently added overland conveyor and near-pit crushing system; strong customer commitments; and an expansive fleet of highly efficient mining equipment.

“Once completed, we believe this transaction will create significant value for Arch Coal, its customers and its shareholders,” said Steven F. Leer, Arch’s chairman and chief executive officer. “Jacobs Ranch represents an excellent strategic fit with Arch’s existing assets in the Powder River Basin. The integration of Jacobs Ranch into the Black Thunder mine will create one of the world’s largest and most efficient mining complexes. Because Jacobs Ranch and Black Thunder share approximately six miles of property line, the combination is expected to create significant operating synergies.”

Arch anticipates operating synergies from the transaction related to the optimization of the combined equipment fleet; increased utilization of an expanded coal handling system and a state-of-the-art loadout; greater flexibility in product blending and quality control; more efficient inventory management; reduced net capital expenditures; and purchasing efficiencies. Upon integration, the combined Black Thunder complex will have three loadouts (capable of loading four trains simultaneously) and 22 train landing spots – the most of any mine in the Powder River Basin – which should collectively enhance availability and efficiency for the mine and customers.

Jacobs Ranch earned pro forma EBITDA of approximately $73 million during 2008. On a pro forma basis, assuming an acquisition closing date of Dec. 31, 2008, Arch estimates that the addition of Jacobs Ranch would result in incremental EBITDA of between $145 million and $165 million for the company in 2009. Roughly two-thirds of the expected incremental EBITDA contribution derives from pricing on already committed tons. Additionally, based on past experience, Arch may identify further cost reduction opportunities as the two mines are fully integrated into one operating complex.

Nearly 100 percent of Jacobs Ranch’s projected production for 2009 is committed and priced under existing sales contracts. Additionally, more than 75 percent of the mine’s projected 2010 production – and nearly 50 percent of its 2011 production – is committed and priced.

Arch also views the Jacobs Ranch workforce, which totals more than 600 people, as a pivotal and value-creating component of the transaction. “We believe the men and women of Jacobs Ranch will be a tremendous addition to our company,” said Leer. “These highly skilled employees share our core values of superior safety and environmental performance. The sharing of skills, knowledge and ideas between the two workforces represents yet another synergy that should enhance the competitive position of the combined operation.”

“The acquisition of Jacobs Ranch and the subsequent integration into Black Thunder will expand Arch’s already low-cost position in the PRB – which is America’s largest and fastest growing coal supply region,” continued Leer. “The transaction also will enable Arch to provide more efficient and flexible service to its customers in the power generation industry.”

Jacobs Ranch is served by the joint rail line in the Powder River Basin. Like Black Thunder, Jacobs Ranch can ship its output to a broad and geographically diverse customer base. Additionally, the equipment fleet at Jacobs Ranch includes a 120-cubic-yard dragline, eight large electric shovels, and more than 40 large haul trucks, all of which complement the existing equipment at Black Thunder. Jacobs Ranch also benefits from competitive mining costs due to the thickness of the region’s coal seam and the proximity of the seam to the surface.

On a pro forma basis, Arch’s reserves in the Powder River Basin would increase to 2.1 billion tons – and its total reserve base across all regions would increase to 3.2 billion tons – assuming an acquisition closing date of Dec. 31, 2008. Jacobs Ranch’s existing reserve base has an average heat content of more than 8,800 Btus per pound, and a sulfur-dioxide content of less than one pound per million Btus.

Arch currently anticipates financing this transaction with a combination of internally generated cash flow from operations, borrowings under the company’s $800 million revolving credit facility and possibly other debt instruments.

Consummation of the transaction is subject to certain governmental and regulatory conditions and approvals and other customary conditions. The boards of Arch Coal and Rio Tinto have approved the transaction. In connection with the transaction, Citi is acting as lead financial advisor to Arch Coal, Merrill Lynch & Co. is providing Arch with certain financial advisory services and Bryan Cave LLP is acting as the company’s legal advisor.

About Rio Tinto

Rio Tinto is a leading international mining group headquartered in the UK, combining Rio Tinto plc, a London and NYSE listed company, and Rio Tinto Limited, which is listed on the Australian Securities Exchange. Rio Tinto’s business is finding, mining, and processing mineral resources. Major products are aluminium, copper, diamonds, energy (coal and uranium), gold, industrial minerals (borax, titanium dioxide, salt, talc) and iron ore. Activities span the world but are strongly represented in Australia and North America with significant businesses in South America, Asia, Europe and southern Africa.

About Arch Coal

St. Louis-based Arch Coal is one of the largest U.S. coal producers, with revenues of $3.0 billion in 2008. Through its national network of mines, Arch supplies cleaner-burning, low-sulfur coal to fuel roughly 6 percent of the nation’s electricity. The company also ships coal to domestic and international steel manufacturers as well as international power producers.

Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income as reported under GAAP.

Adjusted EBITDA:

Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; expenses resulting from early extinguishment of debt; and other non-operating expenses.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

Reconciliation of pro forma Adjusted EBITDA to Income from operations for Jacobs Ranch for the 12 months ended December 31, 2009

	Targeted Results
	Year Ended
	December 31, 2009
	Low	High
	(Unaudited)
Income from operations	$60,000	$70,000
Depreciation, depletion and amortization	85,000	95,000

Adjusted EBITDA	$145,000	$165,000